Results of Shareholder Meeting (Unaudited)
At the annual meeting of shareholders of MFS Multimarket Income Trust, which was held on October 12, 2001, the following actions were taken:
Item 1. Trustees of the trust were elected as follows:
Number of Shares
Nominee                For                Withhold Authority
Jeffrey L. Shames      118,084,164.339    1,713,289.047
John W. Ballen         118,095,849.339    1,701,604.047
Lawrence H. Cohn       118,005,913.198    1,791,540.188
J. David Gibbons       117,895,363.724    1,902,089.662
William R. Gutow       118,071,477.099    1,725,976.287
J. Atwood Ives         118,180,911.697    1,616,541.689
Abby M. O'Neill        117,922,361.557    1,875,091.829
Lawrence T. Perera     118,207,940.568    1,589,512.818
William J. Poorvu      118,174,432.327    1,623,021,059
Arnold D. Scott        118,220,493.991    1,576,959.395
J. Dale Sherratt       118,070,989.131    1,726,464.255
Elaine R. Smith        118,203,409.470    1,594,043.916
Ward Smith             117,986,226.561    1,811,226.825
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 86,825,756.695
Against 3,268,322.890
Abstain 1,766,190.801
Broker Non-votes 27,937,183.000
Item 3. The amendment or removal of certain fundamental investment policies. Number of Shares
For 86,562,461.645
Against 3,269,278.303
Abstain 2,028,530.438
Broker non-votes 27,937,183.000
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 115,703,152.803
Against 2,300,967.132
Abstain 1,793,333.451
Item 5. The ratification of the election of Ernst & Young LLP as the independent public accountants to be employed by the trust for the fiscal year ending October 31, 2001.
Number of Shares
For 117,961,707.912
Against 811,793.481
Abstain 1,023,951.993